Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

TURNING POINT THERAPEUTICS, INC.

TURNING POINT THERAPEUTICS, INC. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

ONE: The name of the Company is Turning Point Therapeutics, Inc.

TWO: The original name of the Company was TP Therapeutics, Inc. and the date of filing the original Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was October 8, 2013.

THREE: The Amended and Restated Certificate of Incorporation of the Company is hereby amended as follows:

Section A of Article IV of the Company’s Amended and Restated Certificate of Incorporation is hereby amended by adding the following at the end of such Section:

“Effective at the time this Certificate of Amendment to Amended and Restated Certificate of Incorporation is filed with and accepted by the Secretary of State of the State of Delaware, each outstanding share of Common Stock shall, automatically and without any action on the part of the respective holders thereof, be converted into 0.25974026 shares of Common Stock, without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, that the Company shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Company. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Company or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.”

FOUR: This Certificate of Amendment to Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL.

FIVE: This Certificate of Amendment to Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Certificate of Amendment to Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, TURNING POINT THERAPEUTICS, INC. has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 5th day of April, 2019.

TURNING POINT THERAPEUTICS, INC.

/s/ Athena Countouriotis
Athena Countouriotis, M.D.
President and Chief Executive Officer

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TP THERAPEUTICS, INC.

Athena Maria Countouriotis, M.D. hereby certifies that:

ONE:         The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was October 8, 2013.

TWO:        She is the duly elected and acting Chief Executive Officer of TP Therapeutics, Inc. a Delaware corporation.

THREE:    The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

ARTICLE I.

The name of this corporation is TP Therapeutics, Inc. (the “Company”),

ARTICLE II.

The address of the registered office of the Company in the State of Delaware is 16192 Coastal Highway, City of Lewes, County of Sussex, Zip Code 19958, and the name of the registered agent of the Company in the State of Delaware at such address is Harvard Business Services, Inc.

ARTICLE III.

The purpose of the Company is to engage in any lawful Act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV.

A.    The Company is authorized to issue two classes of stock to be designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 169,423,901 shares, 104,000,000 shares of which shall be Common Stock (the “Common Stock”) and 65,423,901 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.0001 per share and the Preferred Stock shall have a par value of $0.0001 per share.

B.    The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings);

provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the DGCL. There shall be no cumulative voting unless required by applicable law.

C.    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common stock then outstanding) by (in addition to any vote of the holders of one or more series of the Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the DGCL.

D.    7,404,248 shares of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock”, 12,314,885 shares of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock”, 19,416,645 shares of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” and 26,288,123 shares of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the Series D Preferred Stock, together with the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, the “Series Preferred”).

E.    The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.    DIVIDEND RIGHTS.

(a)    Holders of Series D Preferred Stock and Series C Preferred Stock, on a pari passu basis and in preference to the holders of Series B Preferred Stock, Series A Preferred Stock and Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of 5% of the applicable Original Issue Price (as defined below) per annum on each outstanding share of Series D Preferred Stock and Series C Preferred Stock, as applicable, only when, as and if declared by the Board of Directors of the Company (the “Board”). Such dividends shall be non-cumulative.

(b)    After payments of all declared dividends on the Series D Preferred Stock and Series C Preferred Stock have been paid or set aside for payments to the holders of Series D Preferred Stock and Series C Preferred Stock in accordance with Section 1(a) above in a calendar year, the holders of Series B Preferred Stock, in preference to the holders of Series A Preferred Stock and Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of 5% of the Original Issue Price per annum on each outstanding share of Series B Preferred Stock, only when, as and if declared by the Board. Such dividends shall be non-cumulative.

(c)    After payments of all declared dividends on the Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock have been paid or set aside for payments to the holders of Series D Preferred Stock in accordance with Sections 1(a) and 1(b)

above, Series C Preferred Stock and Series B Preferred Stock in a calendar year, the holders of Series A Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of 5% of the Original Issue Price per annum on each outstanding share of Series A Preferred Stock, only when, as and if declared by the Board. Such dividends shall be non-cumulative.

(d)    After payment of all declared dividends on the Series Preferred has been paid or set aside for payments to the holders of Series Preferred in a calendar year in accordance with Sections 1(a), 1(b) and 1(c) above, any additional dividends declared shall be distributed among all holders of Common Stock and all holders of Series D Preferred Stock and Series C Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder of Series D Preferred Stock and Series C Preferred Stock if all shares of Series D Preferred Stock and Series C Preferred Stock were converted to Common Stock.

(e)    The “Series A Original Issue Price” shall be $0.47 per share for the Series A Preferred Stock, the “Series B Original Issue Price” shall be $1.46 per share for the Series B Preferred Stock, the “Series C Original Issue Price” shall be $2.3176 per share for the Series C Preferred Stock and the “Series D Original Issue Price” shall be $3.0432 per share for the Series D Preferred Stock (each as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(f)    So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock, until all dividends as set forth above on the Series Preferred shall have been, paid or declared and set apart, except for:

(i)    acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company,

(ii)    acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares; or

(iii)    distributions to holders of Common Stock in accordance with Section 3.

(g)    In the event dividends are paid on any share of Common Stock, the Company shall also pay dividends on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(h)    The provisions of Sections 1(f) and 1(g) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(g) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board.

2.    VOTING RIGHTS.

(a)    General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b)    Separate Vote of Series Preferred. The Company shall not, without the vote or written consent of (A) for so long as at least 5,000,000 shares of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, the holders of at least a majority of the outstanding shares of Series B Preferred Stock, which majority must include holders of a majority of the Series B Preferred Stock held by stockholders who do not also hold Series A Preferred Stock, (B) for so long as at least 3,883,403 shares of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, the holders of at least 60% of the outstanding shares of Series C Preferred Stock and (C) for so long as at least 5,257,625 shares of Series D Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) remain outstanding, the holders of at least 65% of the outstanding shares of Series D Preferred Stock, in addition to any other vote or consent required herein or by law:

(i)    amend, alter, or repeal (whether by merger, recapitalization, or otherwise) any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Company in any manner that alters, changes, or adversely affects the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series Preferred;

(ii)    authorize, create (by reclassification or otherwise), designate or issue any new class or series of shares or securities convertible into such class or series of shares having rights, preferences or privileges senior to, or pari passu with, the Series Preferred, including any redemption, liquidation preference, voting or dividend rights;

(iii)    increase or decrease the number of directors of the Company;

(iv)    liquidate, dissolve or wind-up the business and affairs of the Company;

(v)    effect a reclassification, reorganization or recapitalization of the outstanding capital stock of the Company; or

(vi)    consent, agree or commit to any of the foregoing.

(c)    Election of Board of Directors.

(i)    Until such time as the Company first files a confidential draft registration statement with the Securities and Exchange Commission (the “SEC”) with respect to the Company’s first firm-commitment underwritten public offering, the holders of the Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-if-converted basis, shall be entitled to elect one member of the Board (the “Series A/B Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

(ii)    The holders of the Series C Preferred Stock, voting as a separate class, shall be entitled to elect three members of the Board (the “Series C Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

(iii)    The holders of the Series D Preferred Stock, voting as a separate class, shall be entitled to elect two members of the Board (the “Series D Directors” and together with the Series A/B Director and the Series C Directors, the “Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

(iv)    The holders of Common Stock, voting as a separate class, shall be entitled to elect two members of the Board (the “Common Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director or directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director or directors.

(v)    The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect at least three members of the Board and, in any case, all remaining members of the board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(vi)    Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director shall remain vacant until their successors are duly elected by the holders of a class or series of stock entitled to elect such director. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(vii)    No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

3.    LIQUIDATION RIGHTS.

(a)    upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Series B Preferred Stock, Series A Preferred Stock or Common Stock, the holders of Series C Preferred Stock and Series D Preferred Stock, on a pari passu basis, shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Series C Preferred Stock or Series D Preferred Stock held by them, as applicable, an amount per share of Series C Preferred Stock equal to the Series C Original Issue Price plus all declared and unpaid dividends on the Series C Preferred Stock, if any, and an amount per share of Series D Preferred Stock equal to the Series D Original Issue Price plus all declared and unpaid dividends on the Series D Preferred Stock, if any (the “Series C/D Liquidation Preference”).

If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series C Preferred Stock and Series D Preferred Stock of the Series C/D Liquidation Preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series C Preferred Stock and Series D Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)    After the Series C/D Liquidation Preference, if any, has been made to the holders of Series C Preferred Stock and Series D Preferred Stock in accordance with Section 3(a), before any distribution or payment shall be made to the holders of any Series A Preferred Stock or Common Stock, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Series B Preferred Stock held by them, an amount per share of Series B Preferred Stock equal to the Series B Original Issue Price plus all declared and unpaid dividends on the Series B Preferred Stock, if any (the “Series B Liquidation Preference”).

If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B Preferred Stock of the Series B Liquidation Preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c)    After the Series C/D Liquidation Preference if any, has been made to the holders of Series C Preferred Stock and Series D Preferred Stock in accordance with Section 3(a) and after the Series B Liquidation Preference, if any, has been made to the holders of Series B Preferred Stock in accordance with Section 3(b), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Series A Preferred Stock held by them, an amount per share of Series A Preferred Stock equal to the Series A Original Issue Price plus all declared and unpaid dividends on the Series A Preferred Stock, if any (the “Series A Liquidation Preference”), before any distribution or payment shall be made to the holders of Common Stock.

If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A Preferred Stock of the Series A Liquidation Preference set forth in this Section 3(c), then such assets (or consideration) shall be distributed among the holders of Series A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(d)    After the payment of the full liquidation preference of the Series Preferred as set forth in Sections 3(a), 3(b) and 3(c) above, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock and Series B Preferred Stock on an as-if-converted to Common Stock basis until such holders of Series B Preferred Stock have received pursuant to Section 3(b) above and this Section 3(d) an aggregate amount per share of Series B Preferred Stock equal to three (3) times the Series B Original Issue Price; thereafter, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock.

(e)    An Asset Transfer or Acquisition (each as defined below) shall be deemed a Liquidation Event for purposes of this Section 3.

(i)    For the purposes of this Section 3: (A) “Acquisition” shall mean (I) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section 3(e)(i), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common. Stock (such convertible stock or securities being herein referred to as “Convertible Securities”)) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such, merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (II) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (B) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, or the sale or disposition of one or more subsidiaries, if substantially all of the assets are held in such subsidiary.

(ii)    In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

(iii)    The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 3.

(f)    In the event of a Liquidation Event (including an Acquisition or Asset Transfer), if the Company does not effect a dissolution of the Company under the DGCL within 90 days after such Liquidation Event, then (i) the Company shall send a written notice to each holder of Series Preferred no later than the 90th day after such Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) to require the redemption of such shares of Series Preferred, and (ii) if the holders of a majority of the then outstanding shares of an applicable series of Series Preferred (which majority, (x) in the case of the Series D Preferred Stock, must include holders of at least 65% of the Series D Preferred Stock, (y) in the case of the Series C Preferred Stock, must include holders of at least 60% of the Series C Preferred Stock and (z) in the case of the Series B Preferred Stock, must include holders of a majority of the Series B Preferred Stock held by stockholders who do not also hold Series A Preferred Stock) so request in a written instrument delivered to the Company not later than 120 days after such Liquidation Event, the Company shall use the consideration received by the Company for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Company available for distribution to its stockholders, all to the extent permitted by law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Liquidation Event, to redeem all outstanding shares of the applicable Series Preferred at a price per share equal to the amount otherwise due to the applicable stockholders pursuant to the terms of this Section 3 following a Liquidation Event. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of an applicable series of Series Preferred, the Company shall ratably redeem each holder’s shares of Series Preferred to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Subsection 3(e)(iv)), the Company shall not expend or dissipate the Available Proceeds resulting from such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event.

(g)    Notwithstanding the foregoing, upon any Liquidation Event, (including an Acquisition or Asset Transfer), then each holder of Series Preferred shall be entitled to receive, for each share of each series of Series Preferred then held, out of the proceeds available for distribution, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive with respect to such shares in a Liquidation Event pursuant to Section 3(a), 3(b), 3(c) and 3(d) (without giving effect to this Section 3(g)) or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted to Common Stock immediately prior to such Liquidation Event or Acquisition or Asset Transfer, giving effect to this Section 3(g) with respect to all series of Preferred Stock simultaneously.

(h)    In the event of a Liquidation Event (including an Acquisition or Asset Transfer), if any portion of the consideration payable to the stockholders of the Company is placed into escrow or subject to contingencies (the “Additional Consideration”), the Agreement shall provide that (x) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b), 3(c), and 3(d) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b), 3(c), and 3(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 3(h), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event shall be deemed to be Additional Consideration.

4.    CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a)     Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the “Series Preferred Conversion Rate” then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being convened.

(b)    Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the applicable series of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of the applicable Series Preferred by the Series Preferred Conversion Price, calculated as provided in Section 4(c).

(c)    Series Preferred Conversion Price. The conversion price for each series of the Series Preferred shall initially be the Original issue Price of the applicable Series Preferred (each, a “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series Preferred Conversion Price herein shall mean the applicable Series Preferred Conversion Price as so adjusted,

(d)    Mechanics of Optional Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of the applicable Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of the applicable Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e)    Adjustments to Series Preferred Conversion Price for Diluting Issues.

(i)    Special Definitions. For purposes of this Section 4(e), the following definitions apply:

(A)    “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities,

(B)    “Original Issue Date” shall mean the first date on which a share of Series D Preferred Stock was issued by the Company,

(C)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(e)(iii), deemed to be issued) by the Company after the Original Issue Date, other than shares of Common Stock issuable or issued:

(1)    upon the exercise or conversion of exercisable securities or Convertible Securities outstanding as of the Original Issue Date;

(2)    upon the conversion of shares of Preferred Stock issued at an issue price at or above the then applicable Series Preferred Conversion Price;

(3)    to officers, directors, employees, consultants, advisors or contractors of the Company pursuant to stock option or stock purchase plans or agreements on terms approved by the Board (including the affirmative approval by a majority of the Preferred Directors), which shall include such shares repurchased from officers, directors, employees, consultants, advisors or contractors of the Company upon termination of such service provider’s service relationship with the Company (as adjusted for any stock dividends, combinations, splits or the like with respect to such shares);

(4)    in connection with equipment lease financings, bank credit arrangements, real estate leases or similar transactions entered into primarily for non-equity financing purposes approved by the Board (including the affirmative approval by a majority of the Preferred Directors);

(5)    in connection with a partnering transaction or a bona fide acquisition of a business or any assets or properties or technology of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, pursuant to agreements approved by the Board (including the affirmative approval by the majority of the Preferred Directors);

(6)    pursuant to a stock split, stock dividend, reclassification or other similar reorganization;

(7)    in a firm-commitment underwritten public offering or upon exercise of warrants or rights granted to underwriters in connection with such an offering; or

(8)    for which adjustment of the Series Preferred Conversion Price is made pursuant to Sections 4(f), 4(g), or 4(h).

(ii)    No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the applicable Series Preferred Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4(e)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the applicable Series Preferred Conversion Price in effect on the date of, and immediately prior to such issuance.

(iii)    Deemed Issue of Additional Shares of Common Stock. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A)    no further adjustments in the applicable Series Preferred Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Series Preferred Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C)    upon the expiration of any such Options or rights, the termination of any such rights to convert or exchange or the expiration of any Options or rights related to such Convertible Securities or exchangeable securities, the applicable Series Preferred Conversion Price, to the extent in any way affected by or computed using such Options, rights or Convertible Securities or Options or rights related to such Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such Options or rights, upon the conversion or exchange of such Convertible Securities or upon the exercise of the Options or rights related to such. Convertible Securities;

(D)    no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the applicable Series Preferred Conversion Price to an amount which exceeds the lower of (a) the applicable Series Preferred Conversion Price on the original adjustment date, or (b) the applicable Series Preferred Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv)    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Company, at any time after the Original

Issue Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(e)(iii)) without consideration or for a consideration per share less than the Series Preferred Conversion Price in effect on the date of and immediately prior to such issuance, then and in such event, the applicable Series Preferred Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Series Preferred Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series Preferred Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issuance shall be calculated on a fully diluted basis, as if all outstanding shares of Series Preferred and all Convertible Securities had been fully converted into shares of Common Stock and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(v)    Determination of Consideration. For purposes of this Section 4(e), the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A)    Cash and Property: Such consideration shall:

(1)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(2)    insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board of Directors; and

(3)    in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (iv) above, as determined in good faith by the Board of Directors.

(B)    Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section (e)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(1)    the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as Set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(2)    the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(f)    Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the Original Issue Date the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of a series of Series Preferred, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of a series of Series Preferred, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(f) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g)    Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, the applicable Series Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i)    The applicable Series Preferred Conversion Price shall be adjusted by multiplying the applicable Series Preferred Conversion Price then in effect by a fraction equal to:

(A)    the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)    the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii)    If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)    If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(g) to reflect the actual payment of such dividend or distribution.

(h)    Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation, or otherwise (other than an Acquisition as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each share of Series Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Company issuable upon conversion of such shares of Series Preferred immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of such shares of Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(i)    Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (B) the applicable Series Preferred Conversion Price at the time in effect, (C) the number of Additional Shares of Common Stock and (D) the type and amount, if any, of other property that at the time would be received upon conversion of the Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j)    Notices of Record Date. Upon (A) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (B) any Acquisition (as defined in Section 3(e)(i)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 3(e)(i)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least 10 days prior to (I) the record date, if any, specified therein; or (II) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series Preferred) a notice specifying (x) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (y) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (z) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k)    Automatic Conversion.

(i)    Each share of an applicable series of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective applicable Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of (x) a majority of the outstanding shares of such series of Series Preferred with respect to Series A Preferred Stock or Series B Preferred Stock, (y) at least 60% of the outstanding shares of the Series C Preferred Stock with respect to the Series C Preferred Stock and (z) at least 65% of the outstanding shares of the Series D Preferred Stock with respect to the Series D Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement filed with the SEC under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (I) the pre-money valuation of the Company is at least $350,000,000 and (II) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are a least $50,000,000 (a “Qualified IPO”). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(ii)    Upon the occurrence of either of the events specified in Section 4(k)(i) above, the outstanding shares of the applicable Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of one or more series or the Series Preferred, the holders of such Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(l)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m)    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(n)    Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on, the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o)    Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

5.    NO REISSUANCE OF SERIES PREFERRED.

Any shares or shares of Series Preferred redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

ARTICLE V.

A.    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B.    To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C.    Any repeal or modification of this Article V shalt only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VI.

For the management of the business and for the conduct of the affairs of the Company and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.    The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws of the Company, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B.    The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation.

C.    The directors of the Company need not be elected by written ballot unless the Bylaws of the Company so provide.

ARTICLE VII.

The Company renounces, to the fullest extent permitted by law, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

ARTICLE VIII.

Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Company’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article Five shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Five (including, without limitation, each portion of any sentence of this Article Five containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby

* * * *

FOUR:    This Sixth Amended and Restated Certificate of Incorporation has been duly approved by the Board.

FIVE:      This Sixth Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Sixth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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IN WITNESS WHEREOF, TP Therapeutics, Inc. has caused this Sixth Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 17th day of October, 2018.

TP THERAPEUTICS, INC.

/s/ Athena Maria Countouriotis, M.D.
Athena Maria Countouriotis, M.D.
Chief Executive Officer

SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT OF

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

TP THERAPEUTICS, INC.

TP Therapeutics, Inc. (the “Company”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST:    The original name of the Company is TP Therapeutics, Inc. and the date of filing the original Certificate of Incorporation of the Company with the Secretary of State of the State of Delaware was October 8, 2013.

SECOND:    The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving an amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation as follows:

Article I thereof shall be amended and restated to read in its entirety as follows:

“The name of this corporation is Turning Point Therapeutics, Inc. (the “Company”).”

THIRD:    Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment of Sixth Amended and Restated Certificate of Incorporation of the Company was submitted to the stockholders of the Company for their approval, and was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the DGCL.

FOURTH:    All other provisions of the Sixth Amended and Restated Certificate of Incorporation as currently on file with the Secretary of State of the State of Delaware shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Sixth Amended and Restated Certificate of Incorporation of the Company to be signed by its Chief Executive Officer this 26th day of November, 2018.

TP THERAPEUTICS, INC.

/s/ Athena Maria Countouriotis, M.D.
Athena Maria Countouriotis, M.D.
Chief Executive Officer